Exhibit 99.1

Phillip Eyler, Angel L. Mendez Named to Sleep Number Corporation Board of Directors

Minneapolis, MN [October 25, 2021] - Sleep Number Corporation (Nasdaq: SNBR), the leader in sleep health, innovation, science, and research, today announced the appointment to its Board of Directors of Phillip Eyler, a transformational global leader of thermal technology solutions for automotive and medical customers, and Angel L. Mendez, an accomplished global operations executive in multinational technology companies.

Eyler is the President and CEO of Gentherm, a global market leader and developer of innovative thermal management technologies, supplying automotive products for the autonomous, electrified, and ridesharing ecosystem of the future and cutting-edge thermal solutions to improve the recovery of patients in the operating room.

Mendez is the former Executive Vice President and Chief Operating Officer of HERE Technologies, and has more than three decades of leadership experience, including supply chain management with some of the world’s most forward-thinking technology and aerospace companies.

“Phil and Angel’s innovative global technology and supply chain leadership expertise and their mission-driven mindsets make them the perfect addition to Sleep Number’s Board of Directors as we fulfill our purpose of improving the health and wellbeing of society through higher quality sleep,” said Shelly Ibach, President and CEO, Sleep Number.

“Phil is a visionary and purpose driven leader with significant global experience in developing connected solutions that meet the needs of the increasingly digital consumer. Angel is a thought leader and trailblazer as an architect of end-to-end digital supply chains at global technology companies,” continued Ibach. “The Board and I are looking forward to Phil’s and Angel’s contributions as we continue to broaden our consumer relevance, extend our leadership in connected sleep health and deliver superior stakeholder value.”

Eyler and Mendez, whose appointments will be effective January 2, 2022, join a Board that is rich in diversity, including gender, Black, Latinx and LGBTQ+ members.

About Phillip Eyler
Mr. Eyler joined Gentherm, Inc. as President and CEO in December 2017, and serves on its Board. Gentherm is the global market leader and developer of innovative thermal management technologies with more than 13,000 employees in 13 countries. As CEO, Mr. Eyler is driving transformational growth in Gentherm’s core automotive climate and comfort business, as well as new initiatives in battery thermal management and medical patient temperature management. Prior to joining Gentherm, Mr. Eyler served in a series of escalating leadership roles over 20 years at Harman International, an $8 billion audio electronics company, culminating in a two-year tenure as president of its Connected Car Division. Mr. Eyler earned his BS in mechanical engineering from Purdue University and his MBA degree from Duke University.

About Angel L. Mendez
Mr. Mendez is Executive Chairman of LevaData, Inc., an artificial intelligence company that powers the smartest supply chains in the world. He also serves as an independent director to Kinaxis, Inc., which provides unparalleled agility and resiliency to supply chains across the globe. Previously, Mr. Mendez served as Executive Vice President and Chief Operating Officer of HERE Technologies, a multinational organization that delivers location intelligence software and platform services. Mr. Mendez spent 10 years as a senior executive at Cisco Systems, leading its corporate transformation program as well as its global supply chain, including demand management, strategic sourcing, manufacturing, logistics, and customer support. He also served in senior roles leading global operations, supply chain management and global procurement at Palm, Inc., Gateway, Inc. and Citigroup, and in various executive positions at Allied Signal Aerospace and GE. He earned his BS degree in electrical engineering from Lafayette College and his MBA from Rollins College.

About Sleep Number
Individuality is the foundation of Sleep Number. Our purpose driven company is comprised of more than 5,000 passionate team members who are dedicated to our mission of improving lives by individualizing sleep experiences. We have improved over 13 million lives and are positively impacting society’s wellbeing through higher quality sleep.

Our award-winning 360® smart beds are informed by science. They learn from over one billion sleep sessions of highly-accurate, real world sleep data – the cumulation of almost 12 billion hours’ worth - to automatically adjust to each sleeper and provide effortless comfort and proven quality sleep. Our 360 smart beds deliver individualized sleep health reports and insights, including a daily SleepIQ® score, and are helping to advance meaningful sleep health solutions by applying sleep science and research.

For life-changing sleep, visit SleepNumber.com or one of our more than 625 Sleep Number® stores. More information is available on our newsroom and investor relations sites.

Sleep Number Corporation Contacts
Investors: Dave Schwantes, 763-551-7498
investorrelations@sleepnumber.com

Or

Media:
Julie Elepano, 414-732-9840
Julie.Elepano@sleepnumber.com